NEWS RELEASE	220 Liberty Street
For Immediate Release	Warsaw, NY 14569

Financial Institutions, Inc. Added to NASDAQ OMX ABA Community Bank Index

WARSAW, N.Y., December 16, 2013 – Financial Institutions, Inc. (the “Company”) (NASDAQ: FISI), the parent company of Five Star Bank, today announced that it will be added to the NASDAQ OMX ABA Community Bank Index (NASDAQ: ABQI) prior to the market opening on Monday, December 23, 2013. The ABQI index tracks the performance of the most actively traded community banks of the composite ABA NASDAQ Community Bank Index (NASDAQ: ABAQ). The Company’s addition to ABQI corresponds to a semi-annual evaluation of the index.

“We are pleased to be added to the NASDAQ OMX ABA Community Bank Index,” said Martin K. Birmingham, the Company’s President and Chief Executive Officer.  “Our inclusion in the ABQI Index reflects the progress we’ve achieved in the communities we serve as well as in delivering on our promise to our shareholders.”

The ABQI Index is intended to serve as a benchmark for investment products by including the larger and more liquid community banks listed on the NASDAQ Stock Market®. The NASDAQ OMX ABA Community Bank Index is reviewed on a semi-annual basis. For more information about the NASDAQ OMX ABA Community Bank Index, including detailed eligibility criteria, visit https://indexes.nasdaqomx.com/. ABAQ is a leading benchmark adopted by the financial community for the community banking industry, of which FISI is already included. It is reported daily on the ABA website at http://www.aba.com and through all financial data services.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices in Western and Central New York State. Five Star Investment Services provides investment advice, brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

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Safe Harbor Statement

This news release may contain “forward-looking statements,” within the meaning of federal securities laws that involve significant risks and uncertainties. Statements herein are based on certain assumptions and analyses by the Company and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies, or guidelines; changes in the Company’s dividend policy; significant changes in the economic scenario: significant changes in regulatory requirements; and significant changes in securities markets. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this news release.

For additional information contact:
Kevin B. Klotzbach
Executive VP, Chief Financial Officer & Treasurer
Phone: 585.786.1130
Email: KBKlotzbach@five-starbank.com

or
Jordan M. Darrow
Darrow Associates, Inc.
Phone: 631.367.1866
Email: jdarrow@darrowir.com

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